Exhibit 99.1

Horsehead Holding Corp. Reports Second Quarter 2013 Results

PITTSBURGH--(BUSINESS WIRE)--August 5, 2013--Horsehead Holding Corp. (Nasdaq: ZINC) reported a consolidated net loss of $(0.8) million, or $(0.02) per diluted share, for the second quarter of 2013, compared to a net loss for the second quarter of 2012 of $(1.7) million, or $(0.04) per diluted share. The LME zinc and nickel prices were 4.5% and 12.7% lower, respectively, than those for the same quarter last year.

“We are pleased that earnings improved slightly compared with the prior year’s second quarter despite lower commodity prices as we begin the transition of winding down the Monaca operation, starting-up our new Mooresboro, North Carolina plant and expanding Zochem. Lower commodity prices were partially offset by higher realized premiums to the LME zinc price. Zinc product shipments lagged the prior year’s quarter as we built inventory to support the transition and as a result of the move toward a higher margin, lower volume strategy in our zinc oxide business. INMETCO and Zochem also turned in solid operating quarters. Production costs were unfavorably affected by reduced operating levels at the Monaca smelter as we temporarily idled one of our six smelting furnaces early in the quarter during the previously announced column rebuilds,” said Jim Hensler, President and Chief Executive Officer.

“Construction of our new zinc production facility in Mooresboro, North Carolina continues to be on schedule for start-up before the end of this year. Project construction costs are not materially different from our previous estimate of $450 million with nearly all of the project cost estimate based on firm quotes or actual expenditures to date,” Hensler said. “Commissioning is underway in parts of the plant and the hiring and training processes are actively underway. The Zochem expansion also remains on track for completion by the end of this year.”

Second Quarter Highlights

Compared to the same quarter last year:

  Zinc product shipments decreased 5,448 tons, or 11%, to 42,724 tons as total zinc production decreased 11% for the quarter.
  EAF dust receipts decreased 4% to an annualized rate of 623,000 tons due to slightly lower steel output while dust processed decreased 2%.
  The LME zinc price averaged $0.83/lb for the second quarter of 2013 compared to $0.87/lb for the second quarter of 2012. The LME nickel price averaged $6.79/lb for the second quarter of 2013 compared to $7.78/lb for the second quarter of 2012.
  Net sales, excluding $0.8 million related to non-cash hedge charges for the current quarter and $2.5 million for the second quarter of 2012, decreased $8.7 million, or 7%, to $111.3 million as lower shipment volumes and lower commodity prices more than offset higher premiums. Price realization for zinc products on a zinc-contained basis was a $0.26/lb premium to the average LME zinc price for the quarter compared to an $0.18/lb premium in the prior year’s quarter reflecting price increases for zinc oxide, higher premiums on metal and the higher value of zinc powder from Horsehead Zinc Powder, which we acquired in November 2012.
  Cost of sales decreased $7.1 million, or 7%, to $100.0 million for the quarter. This change resulted primarily from the effect of decreased volume of shipments and settlement of a $1.9 million insurance claim, net of expenses, partially offset by higher unit cost of production. Included in cost of sales for the second quarter was a $0.8 million non-cash LCM charge associated with the write down of inventory values compared to a $1.2 million LCM charge in the second quarter of 2012. EAFD-based feed made up 86.7% of the feed mix for the smelter during the most recent quarter compared to 77.2% for the same quarter last year.
  Adjusted EBITDA(1) was $6.6 million for the quarter compared to $8.3 million for the same quarter last year as the effect of reduced commodity prices, increased unit production cost and reduced volume of shipments was partially offset by higher realized premiums and the insurance settlement. Adjusted EBITDA was $40.2 million and the LME zinc price was $0.87/lb for the twelve months ended June 30, 2013, compared to $38.8 million and a LME zinc price of $0.92/lb for the twelve months ended June 30, 2012.
  Cash used by operating activities was $3.4 million for the quarter ended June 30, 2013 as inventories increased $1.1 million during the quarter. Capital spending was $75.7 million for the quarter. Project-to-date investment in the new zinc plant in Mooresboro, North Carolina was approximately $333 million, excluding capitalized interest, through June 30, 2013. Cash interest paid during the quarter was $9.3 million and capitalized interest was $7.3 million. Cash on hand was $127 million at the end of the quarter. In June, we expanded our liquidity by adding a $15 million revolving credit facility at INMETCO and by selling $20 million in aggregate principal amount of our senior secured notes at 106.5%. We had $77 million of unused availability under our various credit facilities and continue to believe we have adequate liquidity to meet the capital needs of our strategic projects and to support normal operations.

Shipments and Production Data
	Quarter ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Zinc production - tons	39,236	44,144	80,137	89,121
Zinc product shipments - tons	42,724	48,172	85,650	98,445
Zinc contained - tons	38,381	43,173	76,845	88,359
Net sales realization
Zinc products - per lb	$0.98	$0.95	$1.01	$0.95
Zinc products -per lb zinc contained	$1.09	$1.05	$1.13	$1.06
EAF dust receipts - tons	155,648	161,701	312,295	327,644
Nickel remelt alloy shipments - tons	7,217	6,857	14,075	14,051
LME average zinc price - per lb	$0.83	$0.87	$0.88	$0.90
LME average nickel price - per lb	$6.79	$7.78	$7.32	$8.36

Business Outlook

Hensler added, “Steel production increased slightly compared with the first quarter of 2013 but did not impact EAF dust receipts during the quarter. According to industry sources, steel industry capacity utilization averaged 78% during the quarter compared with 76% during the first quarter of 2013. We processed a quantity of dust approximately equivalent to our receipts during the quarter, but slightly more than during the first quarter of 2013. We took several planned maintenance outages in our recycling plants during the quarter which had the effect of balancing available capacity with supply. Steel industry output remains steady as we enter the third quarter. If steel output does not increase, it is likely that we will need to idle one kiln before the end of the year.”

“In April, we idled one of the six smelting furnaces in Monaca due to the unplanned shutdown of two SSHG columns and one oxide refining column which reduced downstream capacity to process metal from the smelter. We returned to a six furnace operation in early May and continue to operate at that level. The Monaca facility is beginning to experience an increase in employee turnover as some employees have decided to take jobs elsewhere in anticipation of the closure of the facility in the near future. We expect to see this trend continue. However, we intend to keep a six furnace operation on line as long as possible through the shut-down date. Furthermore, in anticipation of the closure, we have significantly curtailed the purchase of secondary feed materials for the smelter as we begin consuming the inventory of zinc bearing materials in the Monaca plant. Both of these factors could have an impact on smelter production rates during the final months of operation.

“Zochem made another positive contribution during the quarter with a 4% increase in shipments and a doubling of net earnings compared with the prior year’s quarter. The expansion projects underway in Brampton are still on schedule to be completed by the end of this year. We have received the building permit from the City of Brampton to begin the expansion of the warehouse building. We continue to realize higher premiums on contract business as a result of the price increase announced late last year. We recently announced another price increase.”

“INMETCO’s results for the quarter were comparable to the prior year’s quarter after excluding the insurance settlement despite a 13% reduction in the price of nickel. The results were helped by a 5% increase in shipments, a higher proportion of tolling and a favorable hedge benefit on a portion of the nickel contained in the excess metal sales. Tolling receipts increased by 12% compared with the second quarter of 2012 as a result of new contracts that we entered into at the end of 2012. We reached agreement with our insurance carriers related to the fire that occurred during the fourth quarter of last year and expect to receive a final payment of approximately $1.9 million, net of expenses, in the third quarter of 2013. In late July, we experienced a transformer failure in the submerged arc furnace which resulted in a seven day outage while we installed the spare. ”

“We have started the commissioning process in parallel with completing the final stages of construction of our new zinc plant project in Mooresboro, North Carolina. We continue to believe that first zinc production will take place before the end of this year. Our latest forecast places the start-up in the fourth quarter. The lead-silver recovery circuit is still expected to start-up in early 2014. The workforce of Horsehead employees on-site has grown to approximately 75 people. They are actively involved with training and commissioning.”

Conference Call Information

Horsehead will conduct a conference call with investors and analysts on Monday, August 5, 2013, at 11:00 am EDT to discuss its second quarter. Dial-in instructions are as follows.

Dial-In Numbers:
United States: (800) 446-1671
International: (847) 413-3362

Confirmation Number: 35154776

An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://event.on24.com/r.htm?e=649080&s=1&k=FBF6B1B58CAF219F792D9F7F05125A8B

A replay of the call will be available beginning at 1:30 pm EDT on Monday, August 5, 2013 and ending on Wednesday, September 4, 2013 at 11:59 pm EDT. Dial in instructions for the replay is as follows.

Dial-In Numbers:
United States: 1 (888) 843-7419
International: 1 (630) 652-3042
Access Code: 3515 4776#

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem Inc., a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,100 people and has eight facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook, future operating levels and liquidity, proposed initiatives and strategy, financial and performance targets and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be several factors that may cause our actual results to differ materially from the forward-looking statements, including, among others, the impact of future market conditions or unexpected production disruptions, including labor disruptions associated with the wind down of our Monaca facility, on our results of operations, our future operating costs and production levels and our expansion plans and initiatives, our ability to successfully implement and maintain past and future price increases, our ability to achieve the benefits we expect to achieve from the new zinc plant once fully operational, the ultimate cost to construct and start up the new plant and our ability to pay these costs and maintain adequate liquidity, our ability to obtain environmental and regulatory permits and approvals, and the success and timing of our expansion plans and initiatives and their impact on our future capabilities, capacity and production costs and our financial results. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts):

Income Statement (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Net sales	$110,456	$117,486	$228,718	$228,855
Cost of sales (excluding depreciation and amortization)	102,428	107,029	202,441	220,561
Insurance claim income	2,450	-	2,450	-
Gross profit (excluding depreciation and amortization)	10,478	10,457	28,727	8,294
Depreciation and amortization	7,347	6,096	14,451	12,132
S G & A expenses	5,706	5,425	11,536	11,275
(Loss) income from operations	(2,575)	(1,064)	2,740	(15,113)
Interest expense	439	626	1,520	2,157
Interest and other income	1,448	367	1,872	871
(Loss) income before taxes	(1,566)	(1,323)	3,092	(16,399)
Income tax (benefit) provision	(738)	362	1,092	(6,258)
Net (loss) income	$(828)	$(1,685)	$2,000	$(10,141)

(Loss) earnings per diluted share	$(0.02)	($0.04)	$0.05	($0.23)

Weighted average diluted shares outstanding	44,106	43,811	44,372	43,769

Adjusted EBITDA (1)	$6,586	$8,267	$18,966	$19,434

Balance Sheet Items

	June 30, 2013	December 31, 2012
	(unaudited)
Cash and equivalents	$126,609	$244,119
Other current assets	147,932	137,182
Property, plant and equipment, net	545,808	405,222
Other assets	23,951	25,305
Total assets	$844,300	$811,828

Current liabilities	$117,216	$115,730
Long-term debt	290,757	263,334
Other long-term liabilities	49,419	49,483
Stockholders’ equity	386,908	383,281
Total liabilities and stockholders’ equity	$844,300	$811,828

Segment Information (unaudited)
	Three months ended June 30, 2013				Six months ended June 30, 2013
	Zinc Products	Nickel Products	Corporate, eliminations and other	Total	Zinc Products	Nickel Products	Corporate, eliminations and other	Total
Net sales	$96,573	$ 14,214	$(331)	$110,456	$200,296	$28,994	$(572)	$228,718
(Loss) income before income taxes	(6,314)	4,965	(217)	(1,566)	(5,144)	9,045	(809)	3,092

	Three months ended June 30, 2012				Six months ended June 30, 2012
	Zinc Products	Nickel Products	Corporate, eliminations and other	Total	Zinc Products	Nickel Products	Corporate, eliminations and other	Total
Net sales	$104,062	$14,450	$(1,026)	$117,486	$199,516	$30,685	$(1,346)	$228,855
(Loss) income before income taxes	(4,229)	3,086	(180)	(1,323)	(23,857)	8,377	(919)	(16,399)

(1)

Adjusted EBITDA is a non-GAAP financial measure. Management uses adjusted EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that adjusted EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of adjusted EBITDA to net (loss) income:

	Three months ended June 30,		Six months ended June 30,

	2013	2012	2013	2012

Net (loss) income	$(828)	($1,685)	$2,000	($10,141)
Non-cash hedge adjustments	849	2,537	(198)	17,696
Non-cash compensation expense	965	698	1,973	1,445
Impairment of assets - Monaca	-	-	-	3,274
Income tax (benefit) provision	(738)	362	1,092	(6,258)
Interest expense	439	626	1,520	2,157
Interest and other income	(1,448)	(367)	(1,872)	(871)
Depreciation and amortization	7,347	6,096	14,451	12,132
Adjusted EBITDA	$6,586	$8,267	$18,966	$19,434

CONTACT:
Horsehead Holding Corp.
Robert D. Scherich, Vice President & CFO, 724-773-9000